Exhibit (a)(5)(C)

InfuSystem Holdings, Inc.

NOTICE

Dated February 16, 2010

To Exchange

any and all outstanding

Warrants exercisable for Common Stock expiring April 11, 2011 with an exercise price of $5.00 per share (CUSIP 45685K110) of InfuSystem Holdings, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD

TIME, ON MARCH 17, 2010 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE

“EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M.,

EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

To Our Clients:

Enclosed for your consideration is an exchange offer dated February 16, 2010 (the “Exchange Offer”) by InfuSystem Holdings, Inc. (the “Company”) to exchange shares of our common stock $0.0001 par value (“Common Stock”) for any or all of our outstanding warrants to purchase common stock exercisable at $5.00 per share (“Warrants”). This is a one-time offer and only valid during the period the Exchange Offer remains open. Each Warrant is currently exercisable into one (1) share of Common Stock for an exercise price of $5.00. Holders of Warrants may exchange their Warrants for either:

•	One (1) share of Common Stock for every thirty-five (35) Warrants tendered (“Unrestricted Option”); or

•

One (1) share of Common Stock for every twenty-five (25) Warrants tendered, provided you agree to be subject to the lock-up provisions described in this Exchange Offer Statement, which provide that you may not transfer the shares of Common Stock received for six months following the expiration of this Exchange Offer without our consent (“Lock-Up Option”).

This material is being forwarded to you as the beneficial owner of the Warrants held by us for your account but not registered in your name. A tender of such Warrants may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Warrants held by us for your account, pursuant to the terms and conditions set forth in the enclosed Exchange Offer.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Warrants on your behalf in accordance with the provisions of the Exchange Offer. Any Warrants tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Warrants.

2.	The Exchange Offer expires at 5:00 p.m., Eastern Standard Time, on March 17, 2010 unless extended by the Company.

If you wish to have us tender some or all of your Warrants, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

You may withdraw tenders of Warrants at any time prior to the expiration of the Exchange Offer. Withdrawn Warrants may, however, be re-tendered by again following one of the appropriate procedures described in the Exchange Offer at any time prior to the expiration of the Exchange Offer.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by the Company with respect to the Warrants.

This will instruct you to tender the Warrants indicated below held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Exchange Offer.

Warrants that are to be tendered.

Amount of Warrants Tendered:	Select Warrant Exchange Option:

☐ Unrestricted Option

☐ Lock-Up Option

PLEASE SIGN HERE

(Signature)

Name(s) (Please Print)

Address

Zip Code

Area Code and Telephone No.

Area Code and Fax No.

Tax Identification or Social Security No.

My Account Number with You

Date